Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Carmell Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	-	-	-
	Equity	Preferred Stock, par value $0.0001 per share	457(o)	-	-	-
	Debt	Debt Securities	457(o)	-	-	-
	Equity	Warrants	457(o)	-	-	-
	Other	Units (2)	457(o)	-	-	-
	Unallocated (Universal) Shelf	-	457(o)	(3)	(3)	$100,000,000.00	0.00015310	$15,310.00
	Equity	Common Stock, par value $0.0001 per share	457(c)	17,397,460 (4)	$0.409 (5)	$7,115,561.14	0.00015310	$1,089.39
Fees Previously Paid	-	-	-	-	-	-		-
	Total Offering Amounts					$107,115,561.14		$16,399.39
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$16,399.39

(1)
The securities being registered hereby may be convertible into or exchangeable or exercisable for other securities of any identified class. In addition to the securities set forth in the table, there is being registered hereunder such indeterminate aggregate number or amount, as the case may be, of the securities of each identified class as may from time to time be issued in connection with any stock split, stock dividend or similar transaction, including under any applicable anti-dilution provisions (including, without limitation, upon adjustment of the conversion or exchange rate thereof). Separate consideration may or may not be received for securities that are issued upon the conversion or exercise of, or in exchange for, other securities offered hereby.
(2)
Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, debt securities and warrants.
(3)
Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities in the above five rows (the “Shelf Securities”) to be registered. There is being registered hereby such indeterminate number of the securities of each identified class of Shelf Securities as may from time to time be issued at indeterminate prices. Shelf Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies.
(4)
Represents the resale of 1,331,452 shares of the registrant’s common stock by the selling stockholders named in the Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices per share of common stock as reported on the Nasdaq Capital Market on January 30, 2025, a date within five business days prior to the filing of this Registration Statement.